Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results For Its Fiscal 2016 Third Quarter

  Total revenues from continuing operations increased $2.0 million to $234.2 million, compared with $232.2 million in the prior year period.
  EBITDA, excluding stock-based compensation, improved $2.8 million to a loss of $4.0 million, compared with a loss of $6.8 million in the prior year period.
  EPS improved $0.02 per share to a loss of $0.14 per share compared with a loss of $0.16 per share in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 26, 2016--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet food and floral gift provider for all occasions, today reported total net revenues from continuing operations increased $2.0 million to $234.2 million for its fiscal 2016 third quarter ended March 27, 2016, compared with total revenues from continuing operations of $232.2 million in the prior year period. The revenue increase was driven by the Company’s Gourmet Food and Gift Baskets segment. In addition, the Company’s Consumer Floral and BloomNet business segments performed ahead of expectations given the impact of the Sunday day-placement of the Valentine’s Day holiday.

Gross profit margin for the quarter increased 30 basis points to 41.3 percent, compared with 41.0 percent in the prior year period, while operating expenses improved 110 basis points to 46.9 percent of total net revenues compared with 48.0 percent in the prior year period. This reflected the Company’s focus on leveraging its business platform to achieve cost reductions, including increased benefits achieved through the effective integration of Harry & David.

EBITDA, excluding stock-based compensation, improved $2.8 million to a loss of $4.0 million, compared with a loss of $6.8 million in the prior year period. The EBITDA loss, excluding stock-based compensation, improved slightly compared with the prior year period’s Adjusted EBITDA* loss of $4.1 million. Net loss attributable to the Company improved $1.4 million to a loss of $9.1 million, or ($0.14) per share, compared with a loss of $10.5 million, or ($0.16) per share, in the prior year period. On an Adjusted* basis, the prior year period’s net loss was $8.5 million, or ($0.13) per share. The losses in the quarter reflect the seasonality of the Company’s Gourmet Food and Gift Baskets segment which records the majority of its sales and all of its profits in the Company’s fiscal second quarter which includes the calendar year-end holiday period. (*See tables attached to the end of this press release for reconciliation of all adjustments to applicable GAAP results).

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “We are very pleased with the results of the quarter. Both our Consumer Floral and BloomNet segments achieved better than anticipated revenues and year-over-year increases in bottom-line contribution. In addition, our Gourmet Food and Gift Basket segment achieved solid revenue growth despite continued weak retail traffic impacting our Fannie May stores.

McCann also noted that several recent announcements illustrated the Company’s reputation as a leading innovator. “We remain laser focused enhancing our customers’ experience by leveraging technology to help them act on their thoughtfulness and deliver smiles. We were thrilled, earlier this month, when we were featured in the keynote address at Facebook’s annual “f8” developers’ conference as one of their first partners to deploy new “bot” technology to place gift orders from within the Facebook Messenger service. In addition, we announced today our partnership with Amazon where we will be one the first ecommerce companies to enable our customers to place orders via voice commands on Amazon’s Alexa platform. These relationships speak to the reach of our portfolio of great gifting brands and our willingness to embrace new innovations that help drive enhanced customer experience.”

During the fiscal third quarter, the Company attracted 821,000 new customers. Approximately 1.8 million customers placed orders during the quarter, of whom 55.3 percent were repeat customers. This reflects the Company’s successful efforts to engage with its customers with truly original product designs and relevant marketing programs designed to enhance customer experience and solve for all of their celebratory and gifting occasions.

The Company provides selected financial results for its Consumer Floral, BloomNet wire service and Gourmet Foods and Gift Baskets business segments in the tables attached to this release and as follows:

SEGMENT RESULTS FROM CONTINUING OPERATIONS:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2016 third quarter, revenues in this segment were $113.2 million, a decrease of 3.0 percent, compared with $116.7 million in the prior year period reflecting the impact of the Sunday placement of the Valentine holiday partially offset by the shift of the Easter holiday into the quarter. On a comparable basis, revenues for the quarter in this segment were essentially flat, year-over-year, when adjusted for the sale of two small, non-core businesses that provided $3.4 million in revenue in the prior year period. Gross margin increased 140 basis points to 40.6 percent, compared with 39.2 percent in the prior year period. Gross margin benefited from enhanced sourcing and logistics as well as strong customer satisfaction metrics. These factors, combined with a continued focus on efficient marketing programs, resulted in a contribution margin increase of $1.2 million, or 9.5 percent, to $13.7 million, compared with $12.6 million in the prior year period.

  BloomNet Wire Service: Revenues for the quarter were $22.5 million, a decrease of 1.9 percent compared with $23.0 million in the prior year period reflecting the impact of the Sunday placement of the Valentine holiday somewhat offset by the shift of Easter into the quarter. Gross margin for the quarter increased 20 basis points to 55.0 percent, compared with 54.8 percent in the prior year period. This, combined with enhanced operating cost leverage, resulted in an increase of 6.3 percent in segment contribution margin to $7.8 million, compared with $7.3 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues for the fiscal third quarter increased 6.6 percent to $99.1 million, compared with $93.0 million in the prior year period. Compared with adjusted prior year revenues that include $3.4 million related to the impact of the Fannie May warehouse fire on Thanksgiving Day 2014, the year-over-year increase was 2.9 percent. Gross margin for the quarter declined 120 basis points to 38.4 percent, compared with 39.6 percent in the prior year period, primarily reflecting continued weak retail traffic in the Company’s Fannie May stores. Segment contribution margin was a loss of $6.8 million, compared with a loss of $5.4 million in the prior year period. On an adjusted basis, including the impact of the aforementioned Fannie May fire, the prior year period segment contribution loss was $4.5 million. The increased segment contribution loss reflects a lower gross margin and higher marketing expenses in the period that were only partially offset by revenue growth.

Company Guidance:

Based on its results through the first nine months of fiscal 2016, the Company is reiterating its guidance for revenue growth and updating its guidance for bottom-line results as follows:

  Consolidated revenue growth for the year in a range of four-to-five percent, compared with revenues of $1.12 billion reported for fiscal 2015.
  EBITDA growth in a range of 5-to-7 percent and EPS growth of approximately 30 percent, compared with pro forma fiscal 2015 Adjusted EBITDA(1) of $80.5 million and pro forma fiscal 2015 Adjusted EPS(1) of $0.33 per diluted share, respectively.
  The Company expects to achieve synergy cost savings of $20 million over three years related to its integration of the Harry & David business.
  The Company reiterated its guidance for Free Cash Flow for the year of approximately $35 million.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. (1)Pro forma fiscal 2015 EBITDA and EPS adjusts for seasonal losses associated with the Harry & David business in its fiscal 2015 first quarter which were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014. The Company presents EBITDA, Adjusted EBITDA from continuing operations, Comparable EBITDA and Comparable EPS and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For the past 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. The company’s Celebrations® suite of services including Celebrations Passport® Free Shipping/No Service Charge program, Celebrations Rewards® and Celebrations Reminderssm, are all designed to engage with customers and deepen relationships as a one-stop destination for all celebratory and gifting occasions. In 2016, 1-800-Flowers.com was awarded a Silver Stevie “e-Commerce Customer Service” Award, recognizing the company’s innovative use of online technologies and social media to service the needs of customers. In addition, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailer’s Top 300 B2B e-commerce companies and was also recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-Flowers.com was named a winner of the “Best Companies to Work for in New York State” Award by The New York Society for Human Resource Management (NYS-SHRM). The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s® (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements; including, but are not limited to, statements regarding the Company’s expectations for: capturing integration operating synergy cost savings of $20 million over three years; its ability to offset rising input costs through rigorous cost management and synergy savings; its ability to leverage its consolidated customer database and new multi-brand website to attract and retain customers and help grow revenues; its ability to achieve its guidance for consolidated revenue growth for the full year in a range of four-to-five percent; its ability to achieve EBITDA growth in a range of 5-to-7 percent EPS growth in a range of 30-to-35 percent, compared with pro forma fiscal 2015 Adjusted EBITDA* of $80.5 million and pro forma fiscal 2015 Adjusted EPS* of $0.33 per fully diluted share and its ability to generate Free Cash Flow for the year in a range of $20-$30 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, April 26, 2016, at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-877-344-7529 (US); 1-855-6699658 (CA); 1-412-317-0088 (Int); Conference ID: 10083799.

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Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	March 27, 2016 (unaudited)	June 28, 2015

Assets
Current assets:
Cash and cash equivalents	$61,696	$27,940
Trade receivables, net	30,307	16,191
Insurance receivable	-	2,979
Inventories	95,406	93,163
Prepaid and other	14,666	14,822
Total current assets	$202,075	$155,095

Property, plant and equipment, net	165,553	170,100
Goodwill	76,956	77,097
Other intangibles, net	79,393	82,125
Other assets	12,593	12,656
Total assets	$536,570	$497,073

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$33,091	$35,425
Accrued expenses	87,638	73,639
Current maturities of long-term debt	17,813	14,543
Total current liabilities	138,542	123,607

Long-term debt	103,313	117,563
Deferred tax liabilities	36,014	37,807
Other liabilities	9,515	7,840
Total liabilities	287,384	286,817
Total 1-800-FLOWERS.COM, Inc. stockholders' equity	249,186	208,449
Noncontrolling interest in subsidiary	-	1,807
Total equity	249,186	210,256
Total liabilities and equity	$536,570	$497,073

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Operations (In thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	March 27, 2016	March 29, 2015	March 27, 2016	March 29, 2015
Net revenues:
E-commerce (combined online and telephonic)	$179,413	$177,903	$696,371	$671,023
Other	54,794	54,334	242,258	222,192
Total net revenues	234,207	232,237	938,629	893,215
Cost of revenues	137,486	136,915	521,816	504,155
Gross profit	96,721	95,322	416,813	389,060
Operating expenses:
Marketing and sales	71,502	70,574	243,567	228,172
Technology and development	9,903	10,389	29,059	25,318
General and administrative	21,006	22,772	61,032	61,998
Depreciation and amortization	7,546	7,825	24,279	21,605
Total operating expenses	109,957	111,560	357,937	337,093
Operating income (loss)	(13,236)	(16,238)	58,876	51,967
Interest expense, net	1,239	1,513	5,292	4,322
Other (income) expense, net	145	118	(15,151)	700
Income (loss) before income taxes	(14,620)	(17,869)	68,735	46,945
Income tax expense (benefit)	(5,494)	(7,056)	21,813	16,796
Net income (loss)	$(9,126)	$(10,813)	$46,922	$30,149
Less: Net loss attributable to noncontrolling interest	-	(318)	(1,007)	(877)
Net income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(9,126)	$(10,495)	$47,929	$31,026

Basic net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.14)	$(0.16)	$0.74	$0.48

Diluted net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.14)	$(0.16)	$0.71	$0.46

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,687	64,909	64,724	64,433
Diluted	64,687	64,909	67,053	67,134

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Nine months ended
	March 27, 2016	March 29, 2015

Operating activities:
Net income	$46,922	$30,149
Reconciliation of net income to net cash provided by operating activities, net of acquisitions/dispositions:
Depreciation and amortization	24,279	21,605
Amortization of deferred financing costs	1,209	1,076
Deferred income taxes	(1,793)	(4,071)
Foreign equity method investment impairment	1,728	-
Loss on sale/impairment of iFlorist	2,121	-
Non-cash impact of write-offs related to warehouse fire	-	29,522
Acquisition transaction costs	-	925
Bad debt expense	973	1,170
Stock-based compensation	4,831	4,405
Other non-cash items	299	748
Changes in operating items:
Trade receivables	(15,090)	(6,647)
Insurance receivable	3,053	(1,477)
Inventories	(2,488)	37,448
Prepaid and other	156	7,489
Accounts payable and accrued expenses	10,453	14,967
Other assets	(47)	(1,026)
Other liabilities	412	679
Net cash provided by operating activities	77,018	136,962

Investing activities:
Acquisitions, net of cash acquired	-	(133,117)
Capital expenditures, net of non-cash expenditures	(20,022)	(20,946)
Other	-	642
Net cash used in investing activities	(20,022)	(153,421)

Financing activities:
Acquisition of treasury stock	(12,958)	(5,730)
Proceeds from exercise of employee stock options	700	5,303
Proceeds from bank borrowings	178,000	239,500
Repayment of notes payable and bank borrowings	(188,980)	(169,567)
Debt issuance costs	-	(5,642)
Other	(2)	113
Net cash (used in) provided by financing activities	(23,240)	63,977

Net change in cash and cash equivalents	33,756	47,518
Cash and cash equivalents:
Beginning of year	27,940	5,203
End of year	$61,696	$52,721

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	March 27, 2016	Reported March 29, 2015	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Integration and Severance Costs	As Adjusted March 29, 2015	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$113,182	$116,705	$-	$-	$-	$-	$116,705	-3.0%
BloomNet Wire Service	22,517	22,950	100	-	-	-	23,050	-2.3%
Gourmet Food & Gift Baskets	99,096	92,951	3,338	-	-	-	96,289	2.9%
Corporate	262	283	-	-	-	-	283	-7.4%
Intercompany eliminations	(850)	(652)	-	-	-	-	(652)	30.4%
Total net revenues	$234,207	$232,237	$3,438	$-	$-	$-	$235,675	-0.6%

Gross profit:
1-800-Flowers.com Consumer Floral	$45,974	$45,716	$-	$-	$-	$-	$45,716	0.6%
	40.6%	39.2%	-	-	-	-	39.2%

BloomNet Wire Service	12,390	12,574	20	-	-	-	12,594	-1.6%
	55.0%	54.8%	-	-	-	-	54.6%

Gourmet Food & Gift Baskets	38,043	36,846	888	-	-	-	37,734	0.8%
	38.4%	39.6%	-	-	-	-	39.2%

Corporate (a)	314	186	-	-	-	-	186	68.8%
	119.8%	65.7%	-	-	-	-	65.7%

Total gross profit	$96,721	$95,322	$908	$-	$-	$-	$96,230	0.5%
	41.3%	41.0%	26.4%	-	-	-	40.8%

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$13,748	$12,557	$-	$-	$-	$-	$12,557	9.5%
BloomNet Wire Service	7,747	7,290	20	-	-	-	7,310	6.0%
Gourmet Food & Gift Baskets	(6,753)	(5,413)	955	-	-	-	(4,458)	-51.5%
Category Contribution Margin Subtotal	14,742	14,434	975	-	-	-	15,409	-4.3%
Corporate (a)	(20,432)	(22,847)	-	-	-	1,730	(21,117)	3.2%

EBITDA	$(5,690)	$(8,413)	$975	$-	$-	$1,730	$(5,708)	0.3%

Add: Stock-based compensation	1,650	1,623	-	-	-	-	1,623	-1.7%

EBITDA, excluding stock-based compensation	$(4,040)	$(6,790)	$975	$-	$-	$1,730	$(4,085)	1.1%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Reported March 27, 2016	Impact of Harry & David Integration Costs	As Adjusted March 27, 2016	Reported March 29, 2015	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Acquisition Costs	Impact of Harry & David Integration and Severance Costs	Impact of Annualization of Acquisition of Harry & David	As Adjusted March 29, 2015	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$280,956	$-	$280,956	$290,703	$-	$-	$-	$-	$-	$-	$290,703	-3.4%
BloomNet Wire Service	63,740		63,740	63,071	350	-	-	-	-	-	63,421	0.5%
Gourmet Food & Gift Baskets	595,006		595,006	539,979	16,934	1,621	-	-	-	29,393	587,927	1.2%
Corporate	817		817	795	-	-	-	-	-	-	795	2.8%
Intercompany eliminations	(1,890)		(1,890)	(1,333)	-	-	-	-	-	-	(1,333)	41.8%
Total net revenues	$938,629	$-	$938,629	$893,215	$17,284	$1,621	$-	$-	$-	$29,393	$941,513	-0.3%

Gross profit:
1-800-Flowers.com Consumer Floral	$112,961	$-	$112,961	$113,027	$-	$-	$-	$-	$-	$-	$113,027	-0.1%
	40.2%		40.2%	38.9%	-	-	-	-	-	-	38.9%

BloomNet Wire Service	35,360		35,360	34,725	70	-	-	-	-	-	34,795	1.6%
	55.5%		55.5%	55.1%	-	-	-	-	-	-	54.9%

Gourmet Food & Gift Baskets	267,650		267,650	240,645	6,745	1,621	4,760	-	-	12,701	266,472	0.4%
	45.0%		45.0%	44.6%	-	-	-	-	-	-	45.3%

Corporate (a)	842		842	663	-	-	-	-	-	-	663	27.0%
	103.1%		103.1%	83.4%	-	-	-	-	-	-	83.4%

Total gross profit	$416,813	$-	$416,813	$389,060	$6,815	$1,621	$4,760	$-	$-	$12,701	$414,957	0.4%
	44.4%	-	44.4%	43.6%	39.4%	-	-	-		-	44.1%

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$33,031	$-	$33,031	$29,334	$-	$-	$-	$-	$-	$-	$29,334	12.6%
BloomNet Wire Service	22,017		22,017	20,455	70	-	-	-	-	-	20,525	7.3%
Gourmet Food & Gift Baskets	88,626		88,626	82,607	6,486	1,621	4,760	-	-	(7,441)	88,033	0.7%
Category Contribution Margin Subtotal	143,674	-	143,674	132,396	6,556	1,621	4,760	-		(7,441)	137,892	4.2%
Corporate (*)	(60,519)	828	(59,691)	(58,824)	-	-	-	4,062	2,135	(7,397)	(60,024)	-0.6%

EBITDA	$83,155	$828	$83,983	$73,572	$6,556	$1,621	$4,760	$4,062	$2,135	$(14,838)	$77,868	7.9%

Add: Stock-based compensation	4,831		4,831	4,405	-	-	-	-		-	4,405	-9.7%

EBITDA, excluding stock-based compensation	$87,986	$828	$88,814	$77,977	$6,556	$621	$4,760	$4,062	$2,135	$(14,838)	$82,273	8.0%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
Reconciliation of net income (loss) to adjusted net income (loss) attributable to 1-800-FLOWERS.COM, Inc.:	March 27, 2016	March 29, 2015	March 27, 2016	March 29, 2015

Net income (loss)	$(9,126)	$(10,813)	$46,922	$30,149
Less: Net loss attributable to noncontrolling interest	-	(318)	(1,007)	(877)
Income (loss) attributable to 1-800-FLOWERS.COM, Inc.	(9,126)	(10,495)	47,929	31,026
Add back: Annualization of net loss attributable to Harry & David (b)				(11,668)
Add back: Loss on sale/impairment of iFlorist			1,169
Add back: Impairment of foreign equity method investment, net of tax			1,089
Add back: Harry & David integration costs, net of tax		1,236	522	1,385
Add back: Harry & David acquisition costs, net of tax		77		2,636
Add back: Harry & David Purchase accounting adjustment to deferred revenue, net of tax				1,052
Add back: Harry & David Purchase accounting adjustment for inventory fair value step-up, net of tax				3,088
Add back: Impact of warehouse fire, net of tax		726		4,253
Deduct: Gain from insurance recovery on warehouse fire, net of tax			(12,361)
Adjusted income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(9,126)	$(8,456)	$38,348	$31,772

Income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.14)	$(0.16)	$0.74	$0.48
Diluted	$(0.14)	$(0.16)	$0.71	$0.46

Adjusted net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.14)	$(0.13)	$0.59	$0.49
Diluted	$(0.14)	$(0.13)	$0.57	$0.47

Weighted average shares used in the calculation of net income (loss) and adjusted net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	64,678	64,909	64,724	64,433
Diluted	64,678	64,909	67,053	67,134

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
Reconciliation of net income (loss) attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA, excluding stock-based compensation(a):	March 27, 2016	March 29, 2015	March 27, 2016	March 29, 2015

Income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(9,126)	$(10,495)	$47,929	$31,026
Add:
Interest expense and other, net	1,384	1,631	5,903	5,022
Depreciation and amortization	7,546	7,825	24,279	21,605
Income tax expense			21,813	16,796
Loss on sale/impairment of iFlorist			2,121
Impairment of foreign equity method investment			1,728
Less:
Net loss attributable to noncontrolling interest		318	1,007	877
Income tax benefit	5,494	7,056
Gain from insurance recovery on warehouse fire			19,611
EBITDA	(5,690)	(8,413)	83,155	73,572
Add: Stock-based compensation	1,650	1,623	4,831	4,405
EBITDA, excluding stock-based compensation	(4,040)	(6,790)	87,986	77,977
Add: Impact of warehouse fire		975		6,556
Add: Purchase accounting adjustment to deferred revenue				1,621
Add: Purchase accounting adjustment for inventory fair value step-up				4,760
Add: Acquisition costs				4,062
Add: Integration & severance costs		1,730	828	2,135
Add: EBITDA attributable to Harry & David ( pre-acquisition: three months ended 9/28/14[b] )				(14,838)
Adjusted EBITDA, excluding stock-based compensation	$(4,040)	$(4,085)	$88,814	$82,273

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(b)	In order to present comparable information, the financial information for the three and nine months ended March 27, 2016 is being presented on a pro-forma basis to give effect to the Harry & David acquisition as if it had been completed on June 30, 2014. This pro-forma information has been prepared by management for informational purposes only, and is not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of this date. The operating results of Harry & David for the three months ended September 27, 2015 do not reflect any operating efficiencies and/or cost savings that the Company may have achieved with respect to the combined companies, but have been adjusted to give effect to non-recurring items that are directly attributable to the acquisition.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com